Exhibit 23.1

KPMG LLP
Two Manhattan West
375 9th Avenue, 17th Floor
New York, NY 10001

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 13, 2025, with respect to the consolidated financial statements of Terra Property Trust, Inc., incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

New York, New York
February 13, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.